Exhibit 10.5

DANAHER CORPORATION

2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Unless otherwise defined herein, the terms defined in the Danaher Corporation 2007 Stock Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement (the “Agreement”).

I.	NOTICE OF GRANT

Name:

Address:

The undersigned Participant has been granted an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Agreement, as follows:

Date of Grant	____________________________________

Number of Restricted Stock Units	____________________________________

Expiration Date	____________________________________

Vesting Schedule:

Time-Based Vesting Criteria	The time-based vesting criteria will be satisfied with respect to ____% of the shares underlying the RSUs on each of the _____________ anniversaries of the Date of Grant.

II.	AGREEMENT

1. Grant of RSUs. The Company hereby grants to the Participant named in this Notice of Grant (the “Participant”), an Award of Restricted Stock Units (“RSUs”) subject to the terms and conditions of this Agreement and the Plan, which are incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail.

2. Vesting.

(a) Vesting Schedule. Except as may otherwise be set forth in this Agreement or in the Plan, RSUs awarded to a Participant shall not vest until the Participant (i) satisfies the performance-based vesting criteria (“Performance Objective”), if any, applicable to such RSUs and (ii) continues to be actively employed with the Company or an Eligible Subsidiary for the periods required to satisfy the time-based vesting criteria (“Time-Based Vesting Criteria”) applicable to such RSUs. The Performance Objective and Time-Based Vesting Criteria applicable to RSUs are collectively referred to as “Vesting Conditions,” and the earliest date upon which all Vesting Conditions are satisfied is referred to as the “Vesting Date.” The Vesting Conditions for an RSU received by a Participant shall be established by the

Compensation Committee (the “Committee”) of the Company’s Board of Directors (or by one or more members of Company management, if such power has been delegated in accordance with the Plan and applicable law) and reflected in the account maintained for the Participant by an external third party administrator of the RSU awards. Further, during any approved leave of absence (and without limiting the application of any other rules governing leaves of absence that the Committee may approve from time to time pursuant to the Plan), to the extent permitted by applicable law the Committee shall have discretion to provide that the vesting of the RSUs shall be frozen as of the first day of the leave and shall not resume until and unless the Participant returns to active employment prior to the Expiration Date of the RSUs.

(b) Performance Objective. The Committee shall determine whether the Performance Objective applicable to an RSU has been met, and such determination shall be final and conclusive. Until the Committee has made such a determination, the Performance Objective may not be considered to have been satisfied. Notwithstanding any determination by the Committee that the Performance Objective has been attained with respect to particular RSUs, such RSUs shall not be considered to have vested unless and until the Participant has satisfied the Time-Based Vesting Criteria applicable to such RSUs.

(c) Fractional RSU Vesting. In the event the Participant is vested in a fractional portion of an RSU (a “Fractional Portion”), such Fractional Portion will be rounded up and converted into a whole share of Common Stock (“Share”) and issued to the Participant.

3. Form and Timing of Payment; Conditions to Issuance of Shares.

(a) Form and Timing of Payment. Each RSU represents the right to receive one Share of Common Stock of the Company on the date it vests. Unless and until the RSUs have vested in the manner set forth in Sections 2 and 4, Participant shall have no right to payment of any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Subject to the other terms of the Plan and this Agreement, any RSUs that vest in accordance with Sections 2 and 4 will be paid to the Participant in whole Shares within 30 days of the Vesting Date. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Committee may require the Participant to take any reasonable action in order to comply with any such rules or regulations.

(b) Acknowledgment of Potential Securities Law Restrictions. Unless a registration statement under the Securities Act covers the Shares issued upon vesting of an RSU, the Committee may require that the Participant agree in writing to acquire such Shares for investment and not for public resale or distribution, unless and until the Shares subject to the Award are registered under the Securities Act. The Committee may also require the Participant to acknowledge that he or she shall not sell or transfer such Shares except in compliance with all applicable laws, and may apply such other restrictions as it deems appropriate. The Participant acknowledges that the U.S. federal securities laws prohibit trading in the stock of the Company by persons who are in possession of material, non-public information, and also acknowledges and understands the other restrictions set forth in the Company’s Insider Trading Policy.

4. Termination of Employment.

(a) General. In the event the Participant’s active employment or other active service-providing relationship with the Company or an Eligible Subsidiary terminates for any reason (other than death or Early Retirement) whether or not in breach of applicable labor laws, all unvested RSUs shall be automatically forfeited by the Participant as of the date of termination and Participant’s right to receive RSUs under the Plan shall also terminate as of the date of termination. The Committee shall have discretion to determine whether the Participant has ceased to be actively employed by (or, if the Participant is a consultant or director, has ceased actively providing services to) the Company or Eligible Subsidiary, and the effective date on which such active employment (or active service-providing relationship) terminated. The Participant’s active employer-employee or other active service-providing relationship will not be extended by any notice period mandated under applicable law (e.g., active employment shall not include a period of “garden leave”, paid administrative leave or similar period pursuant to applicable law). Unless the Committee provides otherwise (1) termination of the Participant’s employment will include instances in which Participant is terminated and immediately rehired as an independent contractor, and (2) the spin-off, sale, or disposition of the Participant’s employer from the Company or an Eligible Subsidiary (whether by transfer of shares, assets or otherwise) such that the Participant’s employer no longer constitutes an Eligible Subsidiary will constitute a termination of employment or service.

(b) Death. Upon Participant’s death, a pro rata amount of the outstanding RSUs scheduled to vest on a particular Vesting Date shall become vested based on the number of complete twelve-month periods between the Date of Grant and the date of the Participant’s death divided by the total number of twelve-month periods between the Date of Grant and the applicable Vesting Date. Notwithstanding anything in the Plan or this Agreement to the contrary, for purposes of this Section, any partial twelve-month period between the Date of Grant and the date of death shall be considered a complete twelve-month period and any Fractional Portion that results from applying the pro rata methodology shall be rounded up to a whole Share.

(c) Early Retirement.

(i) In the event the Participant voluntarily terminates his or her employment with the Company or an Eligible Subsidiary and the Committee determines that the cessation of Participant’s employment constitutes Early Retirement, (i) the Time-Based Vesting Criteria applicable to any portion of any RSUs scheduled to vest during the five (5) year period following the date of the Participant’s Early Retirement shall be deemed 100% satisfied; (ii) any portion of such RSUs subject to Time-Based Vesting Criteria not scheduled to vest until after the fifth anniversary of the Participant’s Early Retirement shall be immediately forfeited without consideration; and (iii) if the Participant holds RSUs described in (i) above that remain subject to any Performance Objective, the RSUs shall remain outstanding for up to the fifth anniversary of the Early Retirement (or if earlier, up to the Expiration Date of the RSUs) to determine whether such conditions become satisfied (and if the Committee determines that the Performance Objectives are satisfied within such period, the RSUs shall become fully vested). The Participant acknowledges and agrees that the grant of Early Retirement treatment is in the sole and absolute discretion of the Committee and that the Committee in its sole and absolute discretion may grant Early Retirement treatment with respect to all, a specified portion, or none of the Participant’s RSUs.

(ii) Notwithstanding anything to the contrary set forth in the Plan, if the Participant is employed in the European Economic Area as of the Date of Grant, with respect to the RSUs awarded pursuant to this Agreement, the definition of “Early Retirement” for purposes of the Plan and this Agreement shall be modified to read as follows: “Early Retirement’ means an employee voluntarily ceases to be an Employee and the Committee determines that the cessation constitutes Retirement for purposes of this Plan. In deciding whether a termination of employment is an Early Retirement, the Committee need not consider the definition under any other Company benefit plan.”

(d) Gross Misconduct. If the Participant’s employment with the Company or an Eligible Subsidiary is terminated for Gross Misconduct, the Participant’s unvested RSUs shall be forfeited immediately as of the time of termination without consideration. The Participant acknowledges and agrees that the Participant’s termination of employment shall also be deemed to be a termination of employment by reason of the Participant’s Gross Misconduct if, after the Participant’s employment has terminated, facts and circumstances are discovered or confirmed by the Company that would have justified a termination for Gross Misconduct.

(e) Violation of Post-Employment Covenant. To the extent that any of the Participant’s RSUs remain outstanding under the terms of the Plan or this Agreement after termination of the Participant’s employment with the Company or an Eligible Subsidiary, such RSUs shall nevertheless expire as of the date the Participant violates any covenant not to compete or other post-employment covenant that exists between the Participant on the one hand and the Company or any subsidiary of the Company, on the other hand.

(f) Substantial Corporate Change. Upon a Substantial Corporate Change, the Participant’s outstanding RSUs will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of the RSUs, or the substitution for such RSUs of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the RSUs will continue in the manner and under the terms so provided.

5. Non-Transferability of RSUs; Term of RSUs.

(a) Unless the Committee determines otherwise in advance in writing, RSUs may not be transferred in any manner otherwise than by will or by the applicable laws of descent or distribution. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs and permitted successors and assigns of the Participant.

(b) Notwithstanding any other term in this Agreement, the vesting criteria (including any performance objective) applicable to the RSUs must be satisfied if at all prior to the Expiration Date set out in the Notice of Grant.

6. Amendment of RSUs or Plan.

(a) The Plan and this Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. The Company’s Board may amend, modify or terminate the Plan or any RSUs in any respect at any time; provided, however, that modifications to this Agreement or the Plan that materially and adversely affect the Participant’s rights hereunder can be made only in an express written contract signed by the Company and the Participant. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement and Participant’s rights under outstanding RSUs as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, (1) upon a Substantial Corporate Change, (2) as required by law, or (3) to comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this award of RSUs.

(b) The Participant acknowledges and agrees that the Committee may in its sole discretion reduce or eliminate the Participant’s unvested RSUs if the Participant changes classification from a full-time employee to a part-time employee.

7. Tax Obligations.

(a) Withholding Taxes. Regardless of any action the Company or any Subsidiary employing the Participant (the “Employer”) takes with respect to any or all federal, state, local or foreign income tax, social insurance, payroll tax, payment on account or other tax related items (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items associated with the RSUs is and remains the Participant’s responsibility and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the Shares, the subsequent sale of Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax Related Items. Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable event, Participant shall pay or make adequate arrangements satisfactory to the Company and/or the Employer (in its sole discretion) to satisfy all withholding and payment on account obligations for Tax Related Items of the Company and/or the Employer. In this regard, the Participant authorizes the Company and the Employer, or either of them, in such entity’s sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Participant (with respect to the award granted hereunder as well as any equity awards previously received by the Participant under any Company stock plan) by one or a combination of the following: (i) requiring the Participant to pay Tax-Related Items in cash with a cashier’s check or certified check; (ii) withholding cash from the Participant’s wages or other compensation payable to the Participant by the Company and/or the Employer; (iii) arranging for the sale of Shares otherwise issuable to the Participant upon vesting of the RSUs (on Participant’s behalf and at Participant’s direction pursuant to this authorization); (iv) withholding from the proceeds of the sale of Shares acquired upon vesting of the RSUs; or (v) withholding in Shares otherwise issuable to the Participant, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum statutory withholding amount (or if there is no minimum statutory withholding amount, such amount as may be necessary to avoid adverse accounting treatment) using the Fair Market Value of the Shares on the date of the relevant taxable event. Participant shall pay to the Company or the Employer any amount of Tax Related Items that the Company or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that are not satisfied by any of the means previously described. For the avoidance of doubt, in no event will the Company and/or Employer withhold more than the minimum amount of Tax Related Items required by law (or if there is no minimum statutory withholding amount, such amount as may be necessary to avoid adverse accounting treatment), nor shall any Participant have the right to require the Company and/or Employer to withhold more than such amount. The Company may refuse to deliver the Shares to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax Related Items as described in this Section.

(b) Code Section 409A. Payments made pursuant to this Plan and the Agreement are intended to qualify for an exemption from or comply with Section 409A. Notwithstanding any provision in the Agreement, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that all RSUs granted to Participants who are United States taxpayers are made in such a manner that either qualifies for exemption from or complies with Section 409A; provided, however, that the Company makes no representations that the Plan or the RSUs shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Plan or any RSUs granted thereunder. If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on the Participant by Section 409A, and the Participant shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A.

Notwithstanding anything to the contrary in this Agreement, these provisions shall apply to any payments and benefits otherwise payable to or provided to the Participant under this Agreement. For purposes of Section 409A, each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of Section 409A, payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (ii) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing the Participant’s “separation from service” (as defined for purposes of Section 409A)) the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

If the Participant is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company and its affiliates) as of his separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A), and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.

8. Rights as Shareholder. Until all requirements for vesting of the RSUs pursuant to the terms of this Agreement and the Plan have been satisfied, the Participant shall not be deemed to be a shareholder or to have any of the rights of a shareholder with respect to any Shares.

9. No Employment Contract. Nothing in the Plan or this Agreement constitutes an employment contract between the Company and the Participant and this Agreement shall not confer upon the Participant any right to continuation of employment with the Company or any of its Subsidiaries, nor shall this Agreement interfere in any way with the Company’s or any of its Subsidiaries right to terminate the Participant’s employment or at any time, with or without cause (subject to any employment agreement a Participant may otherwise have with the Company or a Subsidiary thereof and/or applicable law).

10. Board Authority. The Board and/or the Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether any RSUs have vested). All interpretations and determinations made by the Board and/or the Committee in good faith shall be final and binding upon Participant, the Company and all other interested persons and such determinations of the Board and/or the Committee do not have to be uniform nor do they have to consider whether Plan participants are similarly situated. No member of the Board and/or the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

11. Headings. The captions used in this Agreement and the Plan are inserted for convenience and shall not be deemed to be a part of the RSUs for construction and interpretation.

12. Electronic Delivery.

(a) If the Participant executes this Agreement electronically, for the avoidance of doubt Participant acknowledges and agrees that his or her execution of this Agreement electronically (through an on-line system established and maintained by the Company or a third party designated by the Company, or otherwise) shall have the same binding legal effect as would execution of this Agreement in paper form. Participant acknowledges that upon request of the Company he or she shall also provide an executed, paper form of this Agreement.

(b) If the Participant executes this Agreement in paper form, for the avoidance of doubt the parties acknowledge and agree that it is their intent that any agreement previously or subsequently entered into between the parties that is executed electronically shall have the same binding legal effect as if such agreement were executed in paper form.

(c) If Participant executes this Agreement multiple times (for example, if the Participant first executes this Agreement in electronic form and subsequently executes this Agreement in paper form), the Participant acknowledges and agrees that (i) no matter how many versions of this Agreement are executed and in whatever medium, this Agreement only evidences a single Award relating to the number of RSUs set forth in the Notice of Grant and (ii) this Agreement shall be effective as of the earliest execution of this Agreement by the parties, whether in paper form or electronically, and the subsequent execution of this Agreement in the same or a different medium shall in no way impair the binding legal effect of this Agreement as of the time of original execution.

(d) The Company may, in its sole discretion, decide to deliver by electronic means any documents related to the RSUs, to participation in the Plan, or to future awards granted under the Plan, or otherwise required to be delivered to the Participant pursuant to the Plan or under applicable law, including but not limited to, the Plan, the Agreement, the Plan prospectus and any reports of the Company generally provided to shareholders. Such means of electronic delivery may include, but do not necessarily include, the delivery of a link to the Company’s intranet or the internet site of a third party involved in administering the Plan, the delivery of documents via electronic mail (“e-mail”) or such other means of electronic delivery specified by the Company. By executing this Agreement, the Participant hereby consents to receive such documents by electronic delivery. At the Participant’s written request to the Secretary of the Company, the Company shall provide a paper copy of any document at no cost to the Participant.

13. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Data (as defined below) by and among, as necessary and applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan and in the Company’s Amended 1998 Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, and job title, any Common Stock or directorships held in the Company, and details of the RSUs or any other restricted stock units or other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan and/or the Amended 1998 Plan (“Data”). Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and/or the Amended 1998 Plan, that these recipients may be located in Participant’s country or elsewhere, including outside the European

Economic Area, and that the recipients’ country may have different data privacy laws and protections than Participant’s country. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan and/or in the Amended 1998 Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Participant may elect to deposit any Shares acquired upon vesting of the RSUs or any other restricted stock units or other entitlement to Shares.

Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant understands that Data shall be held as long as is reasonably necessary to implement, administer and manage his or her participation in the Plan and/or the Amended 1998 Plan, and he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Participant understands, however, that refusing or withdrawing such consent may affect his or her ability to participate in the Plan and/or the Amended 1998 Plan. In addition, Participant understands that the Company and its Subsidiaries have separately implemented procedures for the handling of Data which the Company believes permits the Company to use the Data in the manner set forth above notwithstanding the Participant’s withdrawal of such consent. For more information on the consequences of refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

14. Waiver of Right to Jury Trial. Each party, to the fullest extent permitted by law, waives any right or expectation against the other to trial or adjudication by a jury of any claim, cause or action arising with respect to the RSUs or hereunder, or the rights, duties or liabilities created hereby.

15. Agreement Severable. In the event that any provision of this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

16. Governing Law and Venue. The laws of the State of Delaware (other than its choice of law provisions) shall govern this Agreement and its interpretation. For purposes of litigating any dispute that arises with respect to the RSUs, this Agreement or the Plan, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, agree that such litigation shall be conducted in the courts of New Castle County, or the United States Federal court for the District of Delaware.

17. Nature of RSUs. In accepting the RSUs, Participant acknowledges and agrees that:

(a) the award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, benefits in lieu of RSUs or other equity awards, even if RSUs have been awarded repeatedly in the past;

(b) all decisions with respect to future equity awards, if any, shall be at the sole discretion of the Company;

(c) Participant’s participation in the Plan is voluntary;

(d) the award of RSUs and the Shares subject to the RSUs are an extraordinary item that (i) does not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary, and (ii) is outside the scope of Participant’s employment or service contract, if any;

(e) the award of RSUs and the Shares subject to the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;

(f) the award of RSUs and Participant’s participation in the Plan shall not be interpreted to form an employment or service contract with the Company or any Subsidiary of the Company;

(g) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(h) the value of the Shares acquired upon vesting/settlement of the RSUs may increase or decrease in value;

(i) in consideration of the award of RSUs, no claim or entitlement to compensation or damages shall arise from termination of the Award or from any diminution in value of the Award or Shares upon vesting of the Award resulting from termination of Participant’s employment or continuous service by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of applicable labor laws and whether or not later found to be invalid) and in consideration of the grant of the Award, Participant irrevocably releases the Company and any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Agreement/electronically accepting the Agreement, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue or seek remedy for any such claim;

(j) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares; and

(k) Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

18. Language. If Participant has received the Plan, this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise prescribed by applicable law.

19. Addendum B. The RSUs shall be subject to the special terms and provisions (if any) set forth in the Addendum B to this Agreement for Participant’s country of residence. Moreover, if Participant relocates to one of the countries included in the Addendum B, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in any adverse accounting expense with respect to the RSUs. The Addendum B constitutes part of this Agreement. In addition, the Company reserves the right to impose other requirements on the RSU and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan and provided the imposition of the term or condition will not result in any adverse accounting expense to the Company, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20. Recoupment. The RSUs granted pursuant to this Agreement are subject to the terms of the Danaher Corporation Recoupment Policy as it exists from time to time (a copy of the Recoupment Policy as it exists from time to time is available on Danaher’s internal website) (the “Policy”) and to the terms required by applicable law, if and to the extent such Policy or applicable law by its terms applies to the RSUs; and the terms of the Policy are incorporated by reference herein and made a part hereof.

21. Notices. The Company may, directly or through its third party stock plan administrator, endeavor to provide certain notices to Participant regarding certain events relating to awards that the Participant may have received or may in the future receive under the 1998 Plan and/or the Plan, such as notices reminding Participant of the vesting or expiration date of certain awards. Participant acknowledges and agrees that (1) the Company has no obligation (whether pursuant to this Agreement or otherwise) to provide any such notices; (2) to the extent the Company does provide any such notices to Participant the Company does not thereby assume any obligation to provide any such notices or other notices; and (3) the Company, its affiliates and the third party stock plan administrator have no liability for, and the Participant has no right whatsoever (whether pursuant to this Agreement or otherwise) to make any claim against the Company, any of its affiliates or the third party stock plan administrator based on any allegations of, damages or harm suffered by the Participant as a result of the Company’s failure to provide any such notices or Participant’s failure to receive any such notices.

22. Consent and Agreement With Respect to Plans. Participant (1) acknowledges that the Plan and the prospectus relating thereto are available to Participant on the website maintained by the Company’s third party stock plan administrator; (2) represents that he or she has read and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of his or her choice prior to executing this Agreement and fully understands all provisions of the Agreement and the Plan; (3) accepts these RSUs subject to all of the terms and provisions thereof; (4) consents and agrees to all amendments that have been made to the Plan since it was adopted in 2007 (and for the avoidance of doubt consents and agrees to each amended term reflected in the Plan as in effect on the date of this Agreement), and consents and agrees that all options and restricted stock units, if any, held by Participant that were previously granted under the Plan as it has existed from time to time are now governed by the Plan as in effect on the date of this Agreement (except to the extent the Committee has expressly provided that a particular Plan amendment does not apply retroactively); and (5) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

In addition, in consideration of the RSUs and by signing/electronically accepting this Agreement, the Participant agrees as follows with respect to any stock options or restricted stock units held by Participant that were previously granted under the Company’s 1998 Stock Option Plan as it has existed from time to time: the Participant (1) acknowledges that the Company’s Board of Directors approved an amended version of the 1998 Stock Option Plan in July 2009 and that the amended version of the 1998 Stock Option Plan (the “Amended 1998 Plan”) and the prospectus relating thereto are available to Participant on the website maintained by the Company’s third party stock plan administrator; (2) represents that he or she has read the Amended 1998 Plan and the prospectus relating thereto and is familiar with the terms and provisions thereof, has had an opportunity to obtain the advice of counsel of his or her choice and fully understands all provisions of the Amended 1998 Plan; (3) consents and agrees to the Amended 1998 Plan (and for the avoidance of doubt consents and agrees to each amended term reflected in the Amended 1998 Plan); (4) consents and agrees that all options and restricted stock units, if any, held by Participant that were previously granted under the 1998 Stock Option Plan as it has existed from time to time are now governed by the Amended 1998 Plan as in effect on the date of this Agreement; and (5) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Amended 1998 Plan. Participant further agrees to notify the Company upon any change in his or her residence address.

[If the Agreement is signed in paper form, complete and execute the following:]

PARTICIPANT	DANAHER CORPORATION

Signature	Signature

Print Name	Print Name

Title

Residence Address

ADDENDUM A

[Reserved]

ADDENDUM B

This Addendum includes additional terms and conditions that govern the RSUs granted to Participant if Participant resides in one of the countries listed herein. Capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Notice of Grant, the Agreement or the Plan.

This Addendum may also include information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws concerning RSUs in effect as of June 2011. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan as the information may be out of date at the time Participant vests in the RSUs or sells Shares acquired under the Plan.

In addition, this Addendum is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is strongly advised to seek appropriate professional advice as to how the relevant laws in Participant’s country apply to Participant’s specific situation.

If Participant resides in a country but is considered a citizen or resident of another country for purposes of the country in which Participant resides, the information contained in this Addendum may not be applicable to Participant.

PARTICIPANTS IN ARGENTINA

Securities Law Notice

Participant understands that neither the grant of the RSUs nor the Shares to be issued pursuant to the Award constitute a public offering as defined by the Law 17,811, or any other Argentine law. The offering of the RSUs is a private placement. As such, the offering is not subject to the supervision of any Argentine governmental authority.

Labor Law Acknowledgement

Any benefits awarded under the Plan accrue no more frequently than on an annual basis. In addition, Participant acknowledges that the grant is made by the Company on behalf of Participant’s local employer.

PARTICIPANTS IN AUSTRALIA

Securities Law Notice

If Participant acquires Shares pursuant to the vesting/settlement of the RSUs and offers his or her Shares for sale to a person or entity resident in Australia, Participant’s offer may be subject to disclosure requirements under Australian law. Participant should obtain legal advice on his or her disclosure obligations prior to making any such offer.

PARTICIPANTS IN CANADA

Consent to Receive Information in English for Participants in Quebec

The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be written in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

RSUs Payable Only in Shares

RSUs granted to Participants in Canada shall be paid in Shares only. In no event shall any of such RSUs be paid in cash, notwithstanding any discretion contained in the Plan, or any provision in the Agreement to the contrary.

Data Privacy

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company and its Subsidiaries and affiliates, and any stock plan service provider that may be selected by the Company, to assist with the Plan to disclose and discuss the Plan with their respective advisors. Participant further authorizes the Company and its Subsidiaries and affiliates to record such information and to keep such information in his or her employee file.

PARTICIPANTS IN CHILE

Securities Law Notice

Neither the Company nor Shares underlying the RSUs are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.

PARTICIPANTS IN CHINA

Exchange Control Notice Applicable to Participants who are PRC Nationals

Participant understands and agrees that upon RSU vesting the underlying Shares may be sold immediately or, at the Company’s discretion, at a later time. Participant further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on Participant’s behalf pursuant to this authorization), and Participant expressly authorizes such broker to complete the sale of such Shares. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to Participant in accordance with applicable exchange control laws and regulations and provided any liability for Tax-Related Items resulting from the vesting of the RSUs has been satisfied. Due to fluctuations in the Share price and/or the US Dollar exchange rate between the vesting date and (if later) the date on which the Shares are sold, the sale proceeds may be more or less than the market value of the Shares on the vesting date. Participant understands and agrees that the Company is not responsible for the amount of any loss Participant may incur and that the Company assumes no liability for any fluctuations in the Share price and/or US Dollar exchange rate.

Participant understands and agrees that, due to exchange control laws in China, Participant will be required to immediately repatriate to China the cash proceeds from the sale of any Shares acquired at vesting of the RSUs and any dividends received in relation to the Shares. Participant further understands that, under local law, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account to be approved by the local foreign exchange administration, and Participant hereby consents and agrees that the proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to the Shares may be transferred to such special account prior to being delivered to Participant. The proceeds may be paid to Participant in U.S. Dollars or local currency at the Company’s discretion. In the event the proceeds are paid to Participant in U.S. Dollars, Participant understands that he or she will be required to set up a U.S. Dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account. In addition, Participant understands and agrees that Participant will be responsible for converting the proceeds into Renminbi Yuan at Participant’s expense.

If the proceeds are paid to Participant in local currency, Participant agrees to bear any currency fluctuation risk between the time the Shares are sold or dividends are paid and the time the proceeds are distributed to Participant through any such special account. Participant agrees to bear any currency fluctuation risk between the time the Shares are sold or dividends are received and the time the proceeds are distributed through any such special exchange account.

Notwithstanding the foregoing, if Participant is a PRC national and a citizen of another country or a valid green card holder, the provisions set forth above with respect to Participants who are PRC nationals shall not apply.

Exchange Control Notice Applicable to Participants in the PRC

Participant understand that exchange control restrictions may limit Participant’s ability to access and/or convert funds received under the Plan, particularly if these amounts exceed US$50,000. Participant should confirm the procedures and requirements for withdrawals and conversions of foreign currency with his or her local bank prior to the vesting of the RSUs/sale of the Shares. Participant agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the Peoples’ Republic of China.

PARTICIPANTS IN FRANCE

Consent to Receive Information in English

By accepting the RSUs, Participant confirms having read and understood the Plan, the Notice of Grant, the Agreement and this Addendum, including all terms and conditions included therein, which were provided in the English language. Participant accepts the terms of those documents accordingly.

Consentement afin de Recevoir des Informations en Anglais

En acceptant les Droits sur les Actions Assorties de Restrictions, le Bénéficiaire confirme qu’il ou qu’elle a lu et compris le Plan, la Notification d’Attribution, le Contrat et les Annexes, inclus tous les termes et conditions y relatifs, qui sont produits en langue anglaise. Le Bénéficiaire accepte les termes de ces documents en conséquence.

PARTICIPANTS IN HONG KONG

Securities Law Notice

The grant of RSUs and the Shares issued upon vesting of the RSUs do not constitute a public offer of securities and are available only to eligible Employees.

Please be aware that the contents of the Agreement, including this Addendum, and the Plan have not been reviewed by any regulatory authority in Hong Kong. Participant is advised to exercise caution in relation to the RSU award. If Participant is in any doubt about any of the contents of this Agreement, including this Appendix, or the Plan, Participant should obtain independent professional advice.

PARTICIPANTS IN INDIA

Exchange Control Notice

To the extent required by law, Participant must repatriate to India foreign currency that is due or has accrued (either by way of dividend or sales proceeds) and convert such amounts to local currency within a reasonable period of time (but not later than 90 days after receipt). If required by law, Participant also must obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposited the foreign currency and Participant must deliver a copy of the FIRC to the Employer.

Because exchange control regulations can change frequently and without notice, Participant should consult his or her personal legal advisor before selling Shares to ensure compliance with current regulations. It is Participant’s responsibility to comply with exchange control laws in India, and neither the Company nor the Employer will be liable for any fines or penalties resulting from Participant’s failure to comply with applicable laws.

PARTICIPANTS IN IRELAND

Director Notification

If Participant is a director, shadow director or secretary of an Irish Subsidiary of the Company, he or she is subject to certain notification requirements under Section 53 of the Companies Act, 1990. Among these requirements is Participant’s obligation to notify the Irish Subsidiary in writing when he or she receives an interest (e.g., RSUs) in the Company and advise them of the number and class of Shares or rights to which the interest relates. This notification requirement also applies to any rights acquired by Participant’s spouse or minor children (under the age of 18).

PARTICIPANTS IN ITALY

Data Privacy

This provision replaces the data privacy section in the Addendum:

Participant understands that the Company and his or her employer, as the Privacy Representative of the Company in Italy, may hold certain personal information about Participant, including, but not limited to, name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of common stock or directorships held in the Company or its Subsidiaries, affiliates or joint ventures details of all Awards or any other entitlement to shares of common stock awarded, canceled, vested, unvested or outstanding in Participant’s favor, and that the Company and his employer will process said data and other data lawfully received from a third party (“Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation.

Participant also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that his denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect his ability to participate in the Plan. The Controller of personal data processing is Danaher Corporation., with registered offices at 2200 Pennsylvania Avenue, N.W. Suite 800W, Washington, DC 20037.

Participant understands that Personal Data will not be publicized, but it may be accessible by Participant’s employer and within the employer’s organization by its internal and external personnel in charge of processing, and by the data processor, if appointed. The updated list of processors and of the subjects to which Personal Data are communicated will remain available upon request at Participant’s employer. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. Participant understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. Participant further understands that the Company or its Subsidiaries or affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and its Subsidiaries or affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom he or she may elect to deposit any shares acquired under the Plan or any proceeds from the sale of such shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.

Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the it is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. Participant understands that, pursuant to section 7 of the Legislative Decree no. 196/2003, Participant has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not; access and verify its contents, origin and accuracy; delete, update, integrate or correct Personal Data; or block or stop, for legitimate reason, Personal Data processing. To exercise privacy rights, Participant should contact his or her employer. Furthermore, Participant is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s employer human resources department.

Plan Document Acknowledgement

In accepting the RSU, Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Addendum, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Addendum.

Participant further acknowledges that he or she has read and specifically and expressly approves the following paragraphs of the Agreement: Tax Obligations; No Employment Contract; Nature of RSUs; Language; Governing Law and Venue; and the Data Privacy paragraph included in this Addendum.

PARTICIPANTS IN KOREA

Exchange Control Notice

Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares to repatriate the sale proceeds back to Korea within eighteen months of the sale.

PARTICIPANTS IN MEXICO

Labor Law Acknowledgement

These provisions supplement the labor law acknowledgement contained in the Agreement:

By accepting the RSUs, Participant acknowledges that he or she understands and agrees that: (i) the RSU is not related to the salary and other contractual benefits granted to Participant by the Employer; and (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement

The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, D.C., 20037, United States of America, is solely responsible for the administration of the Plan and participation in the Plan and, in Participant’ case, the acquisition of Shares does not, in any way establish an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and the sole employer is the Subsidiary employing Participant, as applicable, nor does it establish any rights between Participant and the Employer.

Plan Document Acknowledgment

By accepting the RSU award, Participant acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.

In addition, by signing the Agreement, Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in the Nature of RSUs, Section 15 of the Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries are not responsible for any decrease in the value of the Shares underlying the RSUs.

Finally, Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its Subsidiaries with respect to any claim that may arise under the Plan.

Spanish Translation

Reconocimiento de la Ley Laboral

Estas disposiciones complementan el reconocimiento de la ley laboral contenida en el Acuerdo:

Por medio de la aceptación de la RSU, quien tiene la RSU manifiesta que entiende y acuerda que: (i) la RSU no se encuentra relacionada con el salario ni con otras prestaciones contractuales concedidas al que tiene la RSU por parte del patrón; y (ii) cualquier modificación del Plan o su terminación no constituye un cambio o desmejora en los términos y condiciones de empleo.

Declaración de Política

La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.

La Compañía, con oficinas registradas ubicadas en 2200 Pennsylvania Avenue, NW, Suite 800W, Washington, D.C., United States of America, es la única responsable por la administración del Plan y de la participación en el mismo y, en el caso del que tiene la RSU, la adquisición de Acciones no establece de forma alguna, una relación de trabajo entre el que tiene la RSU y la Compañía, ya que la participación en el Plan por parte del que tiene la RSU es completamente comercial y el único patrón es la Subsidiaria que esta contratando al que tiene la RSU, en caso de ser aplicable, así como tampoco establece ningún derecho entre el que tiene la RSU y el patrón.

Reconocimiento del Plan de Documentos

Por medio de la aceptación de la RSU, el que tiene la RSU reconoce que ha recibido copias del Plan, que el mismo ha sido revisado al igual que la totalidad del Acuerdo y, que ha entendido y aceptado las disposiciones contenidas en el Plan y en el Acuerdo.

Adicionalmente, al firmar el Acuerdo, el que tiene la RSU reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en la Naturaleza del Otorgamiento, Apartado 15 del Acuerdo, sección en la cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii)

el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como sus Subsidiarias no son responsables por cualquier detrimento en el valor de las Acciones en relación con la RSU.

Finalmente, por medio de la presente quien tiene la RSU declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y en consecuencia, otorga el más amplio finiquito a su patrón, así como a la Compañía, a sus Subsidiarias con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

PARTICIPANTS IN THE NETHERLANDS

Labor Law Acknowledgment

By accepting the RSU, Participant acknowledges that: (i) the RSU is intended as an incentive for the Participant to remain employed with the Employer and is not intended as remuneration for labor performed; and (ii) the RSU is not intended to replace any pension rights or compensation.

Securities Law Notice

Participant should be aware of the Dutch insider-trading rules which may impact the sale of Shares acquired under the Plan. In particular, Participant may be prohibited from effectuating certain transactions if he or she has inside information about the Company.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “insider information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities issued by such company, which has not been made public and which, if published, would reasonably be expected to affect the share price, regardless of the development of the price. The insider could be any employee of the Company or a Subsidiary in the Netherlands who has inside information as described herein.

Given the broad scope of the definition of inside information, certain employees working at the Company or a Subsidiary in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when they have such inside information.

In the case of any uncertainty about whether the Dutch insider-trading rules apply, Participant should consult his or her personal legal advisor.

PARTICIPANTS IN RUSSIA

Securities Law Notice

Participant acknowledges that the Agreement, the grant of the RSUs, the Plan and all other materials Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia and therefore, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

Participant acknowledges that he or she may hold Shares issued under the Plan in Participant’s account with the Company’s third party administrator in the U.S. However, in no event will Shares issued to Participant under the Plan be delivered to Participant in Russia.

Securities and Exchange Control Requirements. To comply with local securities and exchange control requirements, you must agree to certain special terms and conditions to participate in the Plan if you are a Russian employee working in Russia, including the following special terms and conditions:

(i) You understand that the Restricted Stock Units and Shares acquired under the Plan are to be issued and sold solely in the United States. Any Shares issued to you through the vesting of the Restricted Stock Units shall be delivered to your brokerage account in the United States, where such Shares must be held until the time of sale. In no event will Shares be delivered to you in Russia. The Award Agreement (including the Appendix), the Plan and all other materials you receive regarding the Restricted Stock Units and participation in the Plan do not constitute advertising or an offering of securities in Russia. Absent any requirement under local law, the issuance of Shares under the Plan has not and will not be registered in Russia and, therefore, the Shares described in any Plan documents are not offered or placed in public circulation in Russia;

(ii) If you are a Russian national employee, you must repatriate to Russia the proceeds from the sale of Shares and any cash dividends, less any Tax-Related or other withholding obligations, received in relation to the Restricted Stock Units within a reasonably short time of receipt. Such funds must be initially credited to you through a foreign currency account opened in your name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to foreign banks subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; and (iii) you must give notice to the Russian tax authorities about the opening/closing of each foreign account within one month of the account opening/closing;

(iii) You understand that the Company reserves the right to force the sale of Shares you receive through the vesting of any Restricted Stock Units for the purpose of facilitating compliance with local securities and exchange control requirements; and

(iv) You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with securities and/or exchange control requirements in Russia.

PARTICIPANTS IN SINGAPORE

Securities Law Notice

The grant of the RSU is being made on a private basis and is, therefore, exempt from registration in Singapore.

Director Notification

If Participant is a director of a Singapore Subsidiary of the Company, Participant must notify the Singapore Subsidiary in writing within two days of Participant receiving or disposing of an interest (e.g., RSUs, Shares) in the Company or any Subsidiary or within two days of becoming a director if such an interest exists at the time. This notification alert also applies to an associate director of the Singapore Subsidiary and to a shadow director of the Singapore Subsidiary (i.e., an individual who is not on the board of directors of the Singapore Subsidiary but who has sufficient control so that the board of directors of the Singapore Subsidiary acts in accordance with the “directions and instructions” of the individual).

PARTICIPANTS IN SPAIN

Nature of Plan

This provision supplements Section 15 of the Agreement. In accepting the grant, Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.

Participant understands that the Company, in its sole discretion, has unilaterally and gratuitously decided to grant RSUs under the Plan to individuals who may be Employees of the Company or a Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or Subsidiary on an ongoing basis. Consequently, Participant understands that the RSUs are granted on the assumption and condition that the RSUs and the Shares issued upon vesting of the RSUs shall not become a part of any employment contract (either with the Company or a Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Participant understands that the grant of the RSUs would not be made to Participant but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any RSU grant shall be null and void.

Exchange Control Notice

Participant must declare the acquisition of shares to the Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Industry for statistical purposes. Participant must also declare ownership of any shares with the Directorate of Foreign Transactions each January while the shares are owned. In addition, if Participant wishes to import the ownership title of the shares (i.e., share certificates) into Spain, he or she must declare the importation of such securities to the DGCI. The sale of the shares must also be declared to the DGCI by means of a form D-6 filed in January. The form D-6, generally, must be filed within one month after the sale if Participant owns more than 10% of the share capital of the Company or his or he investment exceeds €1,502,530.

When receiving foreign currency payments in excess of €50,000 derived from the ownership of shares (i.e., dividends or sale proceeds), Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. Participant will need to provide the institution with the following information: (i) Participant’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.

Translations of the Agreement and this Addendum in Spanish can be provided to Participant upon request.

Se le facilitará una traducción al castellano de la documentación del incentivo (Award) si así lo solicitase.

PARTICIPANTS IN SWITZERLAND

Securities Law Notice

The grant of the RSUs is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland.

PARTICIPANTS IN TAIWAN

Exchange Control Notice

If Participant is a resident of Taiwan (including an expatriate holding an Alien Resident Certificate), he or she may acquire foreign currency and remit the same out of or into Taiwan up to US$5 million per year without justification. If Participant is an expatriate employee who does not have an Alien Resident Certificate, he or she may remit into Taiwan and convert to local currency up to US $100,000 at each remittance with no annual limitation. If the transaction amount is TWD 500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form. If the transaction amount is U.S. $500,000 or more in a single transaction, Participant also must provide supporting documentation to the satisfaction of the remitting bank.

PARTICIPANTS IN THAILAND

Exchange Control Notice

Participant must immediately repatriate the proceeds from the sale of Shares and any cash dividends received in relation to the Shares to Thailand and convert the funds to Thai Baht within 360 days of receipt. If the repatriated amount is U.S. $20,000 or more, Participant must report the inward remittance by submitting the Foreign Exchange Transaction Form to an authorized agent, i.e., a commercial bank authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency.

PARTICIPANTS IN THE UNITED KINGDOM

The following replaces Section 7(a) of the Agreement in its entirety:

(a) Withholding Taxes. Regardless of any action the Company or any Subsidiary employing Participant (the “Employer”) take with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant, vesting, release or assignment of any RSU (the “Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax Related Items associated with the RSUs is and remains Participant’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the Shares, the subsequent sale of Shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax Related Items. Further, if Participant has relocated to a different jurisdiction between the date of grant and the date of any taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

As a condition of the issuance of Shares upon vesting of the RSU, the Company and/or the Employer shall be entitled to withhold and Participant agrees to pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy, all obligations of the Company and/or the Employer to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, in its sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by Participant by one or a combination of the following: (i) require Participant to pay Tax-Related Items in cash with a cashier’s check or certified check; (ii) withholding cash from Participant’s wages or other compensation payable to Participant by the Company and/or the Employer; (iii) arranging for the sale of Shares otherwise issuable to Participant upon vesting of the RSUs (on Participant’s behalf and at Participant’s direction pursuant to this authorization); (iv) withholding from the proceeds of the sale of Shares acquired upon vesting of the RSUs; or (v) withholding in Shares otherwise issuable to Participant, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum statutory withholding amount or such other amount as may be necessary to avoid adverse accounting treatment using the Fair Market Value of the Shares on the date of the relevant taxable event.

Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to account to HMRC with respect to the event giving rise to the Tax-Related Items (the “Chargeable Event”) that cannot be satisfied by the means previously described. If payment or withholding is not made within 90 days of the Chargeable Event (the “Due Date”), Participant agrees that the amount of any uncollected Tax-Related Items shall (assuming Participant is not a director or executive officer of the Company

(within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended)), constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. If any of the foregoing methods of collection are not allowed under applicable laws or if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items as described in this Section, the Company may refuse to deliver the Shares acquired under the Plan.